                                                                   Exhibit(c)(8)

                                                                    CONFIDENTIAL

               Discussion Materials For The Special Committee of

                                 [SYLVAN LOGO]



                                November 9, 2003


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]

DISCLAIMER

      o THE FOLLOWING MATERIALS HAVE BEEN PREPARED BY LANE, BERRY & CO. INTERNATIONAL ("LBCI") AS PART OF A PRESENTATION BEING MADE TO AND AT THE REQUEST OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF SYLVAN INC. ("SYLVAN" OR THE "COMPANY").

      o IN PREPARING THIS PRESENTATION, WE HAVE ASSUMED AND RELIED, UPON THE ACCURACY AND COMPLETENESS OF THE FINANCIAL AND OTHER INFORMATION SUPPLIED OR OTHERWISE MADE AVAILABLE TO US FROM PUBLIC SOURCES OR BY THE COMPANY AND HAVE NOT INDEPENDENTLY VERIFIED SUCH INFORMATION. WE HAVE NEITHER OBTAINED NOR PERFORMED ANY INDEPENDENT VALUATION OR APPRAISAL OF THE ASSETS OR LIABILITIES OF THE COMPANY. IN ADDITION, THE COMPANY HAS NOT REQUESTED AND WE HAVE NOT PERFORMED A LIQUIDATION ANALYSIS.

      o PLEASE NOTE THAT THIS PRESENTATION IS BASED ON ECONOMIC, MARKET AND OTHER CONDITIONS AS IN EFFECT ON, AND THE INFORMATION AND AGREEMENTS (OR DRAFTS THEREOF) MADE AVAILABLE TO US AS OF, THE DATE HEREOF AND DOES NOT PURPORT TO TAKE INTO CONSIDERATION SUBSEQUENT DEVELOPMENTS WHICH MAY AFFECT THE INFORMATION PRESENTED HEREIN. LBCI DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM THE INFORMATION PRESENTED HEREIN.

      o THIS PRESENTATION HAS BEEN PREPARED FOR THE BENEFIT AND USE OF THE SPECIAL COMMITTEE IN CONNECTION WITH AND FOR THE PURPOSES OF ITS EVALUATION OF THE PROPOSED TRANSACTION AND IS NOT ON BEHALF OF, AND SHALL NOT CONFER RIGHTS OR REMEDIES UPON, ANY PERSON OTHER THAN THE SPECIAL COMMITTEE.

      o IN ADDITION, THIS PRESENTATION DOES NOT CONSTITUTE AN OPINION OR RECOMMENDATION TO A STOCKHOLDER OF THE COMPANY ON HOW TO VOTE WITH RESPECT TO THE PROPOSED TRANSACTION. FURTHER, WE DO NOT ADDRESS THE RELATIVE MERITS OF THE PROPOSED TRANSACTION COMPARED WITH OTHER BUSINESS STRATEGIES OR ALTERNATIVE TRANSACTIONS THAT MIGHT BE AVAILABLE TO THE COMPANY, THE COMPANY'S UNDERLYING BUSINESS DECISION TO PROCEED OR EFFECT THE PROPOSED TRANSACTION, OR ANY OTHER ASPECT OF THE PROPOSED TRANSACTION.





LANE, BERRY & CO.
International                                                            2

                                                                   [SYLVAN LOGO]

AGENDA

      1.    EXECUTIVE SUMMARY

      2.    SUMMARY OF PROPOSED TRANSACTION

      3.    SUMMARY BACKGROUND OF PROPOSED TRANSACTION

      4.    OVERVIEW OF SYLVAN

      5.    ANALYSIS OF PROPOSED TRANSACTION

      6.    VALUATION OVERVIEW

      7.    CONCLUSION



LANE, BERRY & CO
International                                                                 3

                                                                   [SYLVAN LOGO]

EXECUTIVE SUMMARY


LANE, BERRY & CO.
International                                                                  4

                                                                   [SYLVAN LOGO]
INTRODUCTION

      o LANE, BERRY & CO. INTERNATIONAL ("LBCI") HAS BEEN ASKED BY THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS (THE "SPECIAL COMMITTEE") OF SYLVAN INC. ("SYLVAN" OR THE "COMPANY") TO OPINE AS TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS (OTHER THAN DENNIS ZENSEN, VIRGIL JURGENSMEYER, SNYDER ASSOCIATED COMPANIES, INC., SAC HOLDING COMPANY AND THEIR RESPECTIVE AFFILIATES) OF SYLVAN'S COMMON STOCK (THE "COMMON STOCKHOLDERS") PURSUANT TO THE MERGER (AS DESCRIBED IN THE DRAFT AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 7, 2003 (THE "MERGER AGREEMENT"), AMONG THE COMPANY, SNYDER ASSOCIATED COMPANIES, INC. ("PARENT" OR THE "SNYDER GROUP") AND SAC HOLDING COMPANY ("SUB")) (THE "PROPOSED TRANSACTION")

      o IN CONDUCTING OUR ANALYSIS, WE HAVE ANALYZED, AMONG OTHER THINGS, THE FOLLOWING:


            -     The Merger Agreement

            - The results of the first sales process conducted by LBCI between April 2002 and December 2002

            - The results of the second sales process conducted between April 2003 and November 2003

            - The Company's Annual Reports on Form 10-K and the Company's Quarterly Reports on Form 10-Q

            - Certain internal information and other data relating to the Company, including standalone forecasts and projections prepared and provided to us by management of the Company

            - Certain other publicly available information concerning the Company and the trading markets for the Company's common stock

            - Certain publicly available information concerning other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies

            - Certain publicly available information concerning the terms of recent business combinations which we believe to be relevant

      o WE HAVE ALSO INTERVIEWED CERTAIN SENIOR MANAGEMENT OF THE COMPANY CONCERNING THE BUSINESS AND OPERATIONS, PRESENT CONDITION AND FUTURE PROSPECTS OF THE COMPANY AND UNDERTOOK OTHER STUDIES, ANALYSES AND INVESTIGATIONS AS WE DEEMED APPROPRIATE UNDER THE CIRCUMSTANCES


LANE, BERRY & CO.
International                                                                 5

                                                                   [SYLVAN LOGO]

EXECUTIVE SUMMARY

      o     SUMMARY OF PROPOSED TRANSACTION

            - The Snyder Group has proposed to purchase all the outstanding shares of common stock (not owned by Parent or any subsidiary of Parent), par value $0.001 per share (the "Common Stock"), in a one-step cash merger

            - After the Proposed Transaction, Sylvan will become a privately held corporation

      o     CONSIDERATION FOR THE PROPOSED TRANSACTION

            - At the effective time, i.e. the date of consummation of the Proposed Transaction, the Common Stockholders will receive $12.25 in cash for each share of Common Stock (the "Merger Consideration") which aggregates to $64.2 million

                  o The Snyder Group will contribute the majority of the equity financing

                        - Both Roger Claypoole and Virgil Jurgensmeyer are expected to contribute equity

                  o Dennis Zensen, Sylvan's Chairman and CEO, may contribute a portion or all of his shares

                  o The remaining source of funds will come from Citizens Bank or an alternative senior lender

      o     PROCESS & TIMING OF THE PROPOSED TRANSACTION

            -     Sign the definitive Merger Agreement on November 9, 2003

            -     File proxy statement with the SEC by November 23, 2003

            - Receive approval from the SEC and mail proxies to the stockholders by late December 2003

            -     Hold special meeting and stockholder vote by late January 2004

            -     Proposed Transaction closes during Q1'2004


LANE, BERRY & CO.
International                                                                  6

                                                                   [SYLVAN LOGO]

SUMMARY OF PROPOSED TRANSACTION


LANE, BERRY & CO.
International                                                                  7

                                                                   [SYLVAN LOGO]

SUMMARY OF KEY TERMS OF THE PROPOSED TRANSACTION

THE PROPOSED TRANSACTION INCLUDES THE FOLLOWING KEY ELEMENTS WHICH ARE TAKEN FROM THE DRAFT MERGER AGREEMENT DATED AS OF NOVEMBER 7, 2003 BY AND AMONG THE COMPANY, PARENT AND SUB:

MERGER CONSIDERATION               -   The Common Stockholders receive $12.25 in
                                       cash for each share of Common Stock


                                       -  Dennis Zensen may contribute a portion
                                          or all of his shares


                                   -   All outstanding and unexercised options
                                       to purchase shares of Common Stock that
                                       have exercise prices less than the Merger
                                       Consideration (as defined in the Merger
                                       Agreement) shall be cancelled and
                                       exchanged for the right to receive a cash amount equal to the difference between the Merger Consideration and the per share exercise price of such option

TRANSACTION STRUCTURE               -  Reverse triangular merger (i.e. merger of
                                       Sub, a wholly owned subsidiary of Parent, with and into the Company, with the Company being the surviving entity)

PRINCIPAL CONDITIONS TO CLOSING     -  Stockholder vote approval

                                    -  Wynnefield Capital and Steel Partners
                                       must sign a voting agreement
                                       simultaneously with the signing of the
                                       definitive Merger Agreement

                                    - Customary representations and warranties of the Company, Parent and Sub remain true and correct with only such exceptions as do not in the aggregate have a material adverse effect (as defined in the Merger Agreement)

                                    - Since June 30, 2003, there shall not have been any change, circumstance or event which constitutes, has resulted in, or that would reasonably be likely to result in, a material adverse effect

                                    -  Other customary approvals, consents,
                                       waivers and clearances (e.g. HSR)


LANE, BERRY & CO.
International                                                                  8

                                                                   [SYLVAN LOGO]

THE PROPOSED TRANSACTION INCLUDES THE FOLLOWING KEY ELEMENTS WHICH ARE TAKEN FROM THE DRAFT MERGER AGREEMENT DATED AS OF NOVEMBER 7, 2003 BY AND AMONG THE COMPANY, PARENT AND SUB:

TERMINATION/BREAK-UP FEE            -  The Merger Agreement may be terminated
                                       and the Proposed Transaction may be
                                       abandoned, at any time prior to the
                                       Effective Time, in the following
                                       circumstances:

                                       -  By mutual written agreement of the
                                          Company, Parent and Sub

                                       -  By either the Company or Parent if the
                                          Merger Agreement is not approved and
                                          adopted by the Common Stockholders

                                       -  By judgment or injunction

                                       -  By material breach of either Parent or
                                          Company

                                       -  By either the Company or Parent if the
                                          Proposed Transaction has not been
                                          consummated on or before May 1, 2004

                                    -  Upon the occurrence of certain events
                                       listed below, the Merger Agreement will
                                       be terminated and the Company will pay
                                       $2.0 million as a break-up fee to Parent and will pay up to $500,000 to Parent for expense reimbursements:


                                       -  Lack or withdrawal of Board of
                                          Directors or Special Committee
                                          recommendation

                                       -  No stockholder meeting is held within
                                          30 business days of proxy's clearance
                                          with the SEC

                                       -  The Company enters into a Superior
                                          Proposal (as defined within the Merger
                                          Agreement)

                                       -  Consummation of certain transactions
                                          within 12 months of termination
                                          pursuant to lack of stockholder
                                          approval


                                    -  Parent shall be entitled to expense
                                       reimbursement in the event the Merger
                                       Agreement is not approved and adopted by the Common Stockholders


LANE, BERRY & CO.
International                                                                  9

                                                                   [SYLVAN LOGO]

SUMMARY BACKGROUND OF PROPOSED TRANSACTION


LANE, BERRY & CO.
International                                                                 10

                                                                   [SYLVAN LOGO]

BACKGROUND OF PROPOSED TRANSACTION

APRIL 2002                          -     Special Committee retains LBCI to
                                          explore strategic alternatives

                                    -     LBCI performs business and financial
                                          due diligence

MAY 2002                            -     LBCI continues to perform business and
                                          financial due diligence

                                    -     Sylvan issues a press release
                                          announcing the exploration of
                                          strategic alternatives process

                                    -     Sylvan holds its stockholder meeting
                                          and LBCI provides an update to the
                                          Board of Directors

JUNE 2002                           -     Special Committee decides to run a
                                          targeted sales process

                                    -     LBCI together with the Company
                                          prepares sales process materials

JULY 2002                           -     LBCI together with the Company
                                          receives final approval from the Board
                                          of Directors regarding the sales
                                          process materials

                                    -     LBCI begins making calls to
                                          prospective buyers

AUGUST 2002                         -     LBCI continues to make calls to
                                          prospective buyers; 35 parties were
                                          contacted

                                    -     LBCI communicates bidding process and
                                          deadline to prospective buyers

SEPTEMBER 2002                      -     Deadline for submitting non-binding
                                          indications of interest

                                    -     Sylvan receives one non-binding
                                          indication of interest from American
                                          Securities Capital Partners at $10.00
                                          - $11.00 per share

                                    -     LBCI presents to the Board of
                                          Directors regarding the sales process
                                          and future strategic alternatives

OCTOBER 2002                        -     Sylvan receives a second non-binding
                                          indication of interest from Cadigan
                                          Investment Partners at $12.50 - $13.50
                                          per share (Cadigan Investment Partners
                                          subsequently verbally rescinded this
                                          non-binding indication of interest)

                                    -     Dissatisfied with offers received,
                                          Sylvan issues a press release
                                          announcing a major share repurchase
                                          program and the completion of its
                                          review of strategic alternatives

NOVEMBER 2002                       -     Sylvan announces Q3'02 financial
                                          results and lower 2002 earnings
                                          expectations due partially to
                                          increased competitive pressures in
                                          spawn operations

DECEMBER 2002                       -     Sylvan terminates engagement with LBCI

APRIL 2003                          -     Wynnefield Capital and Steel Partners
                                          announce in a 13D filing that they
                                          have formed a group and intend to
                                          nominate a new slate of directors
                                          through a proxy solicitation process

                                    -     Sylvan issues a press release
                                          announcing that it received a
                                          non-binding indication of interest
                                          from the Snyder Group to acquire the
                                          Company at $11.00 per share and
                                          announces the formation of the Special
                                          Committee

                                    -     Special Committee retains LBCI and
                                          Morgan Joseph as financial advisors

                                    -     Wynnefield Capital and Steel Partners
                                          announce in a 13D filing that they
                                          will not agree to vote their shares in
                                          favor of the proposed Snyder Group
                                          buyout

                                    -     LBCI and Morgan Joseph perform
                                          business and financial due diligence

                                    -     Special Committee decides to run a
                                          second sales process

                                    -     LBCI and Morgan Joseph together with
                                          the Company prepare sales process
                                          materials




LANE, BERRY & CO.                                                             11
International

                                                                   [SYLVAN LOGO]

MAY 2003                            -     LBCI and Morgan Joseph receive final
                                          approval from the Special Committee
                                          regarding the sales process materials

                                    -     LBCI and Morgan Joseph begin making
                                          calls to prospective buyers

JUNE 2003                           -     LBCI and Morgan Joseph continue making
                                          calls to prospective buyers; 73
                                          prospective buyers are contacted

                                    -     The Snyder Group issues a press
                                          release announcing the official
                                          withdrawal of its non-binding
                                          indication of interest

                                    -     LBCI and Morgan Joseph communicate
                                          bidding process and deadline to
                                          prospective buyers

JULY 2003                           -     Deadline for submitting non-binding
                                          indication of interest

                                    -     Sylvan receives four non-binding
                                          indications of interest from the
                                          following parties: American Securities
                                          Capital Partners, Key Kosmont, Lake
                                          Pacific Partners and The Tokarz Group
                                          (affiliated with Cadigan Investment
                                          Partners)

                                    -     Special Committee decides to continue
                                          discussions with Lake Pacific Partners
                                          on an exclusive basis due to the
                                          superiority of their offer

                                    -     Lake Pacific Partners performs
                                          financial, business and legal due
                                          diligence

                                    -     Lake Pacific Partners receives a
                                          draft merger agreement

AUGUST 2003                         -     Lake Pacific Partners continues to
                                          perform financial, business and legal
                                          due diligence

                                    -     Lake Pacific Partners submits a
                                          revised non-binding indication of
                                          interest calling for a two-tiered
                                          offer, increasing from $11.50 per
                                          share for all stockholders to $12.00
                                          per share for the outside stockholders
                                          and $11.50 per share for the inside
                                          stockholders (as defined in their
                                          offer)

SEPTEMBER 2003                      -     Lake Pacific Partners continues to
                                          perform financial, business and legal
                                          due diligence

                                    -     Lake Pacific Partners, the Special
                                          Committee and their respective
                                          counsels continue to negotiate the
                                          merger agreement

OCTOBER 2003                        -     State of Wisconsin Investment Board, a
                                          Lake Pacific Partners financing
                                          source, decides not to participate in
                                          the Proposed Transaction

                                    -     Lake Pacific Partners' period of
                                          exclusivity expires

                                    -     Lake Pacific Partners actively looks
                                          for an alternative source of financing

                                    -     The Snyder Group verbally indicates
                                          that it has interest in acquiring the
                                          Company; however, refuses to formally
                                          engage with the Special Committee

NOVEMBER 2003                       -     Lake Pacific Partners receives
                                          commitments from John Hancock Life
                                          Insurance Company and Wingate Partners
                                          to serve as financing sources in their
                                          bid to acquire the Company

                                    -     The Snyder Group expresses interest to
                                          the Special Committee at $12.25 cash
                                          per share for all Common Stockholders

                                    -     Negotiations continue with both
                                          interested parties




LANE, BERRY & CO.                                                             12
International

                                                                   [SYLVAN LOGO]

OVERVIEW OF SYLVAN


LANE, BERRY & CO.                                                             13
International

                                                                   [SYLVAN LOGO]

KEY PERFORMANCE METRICS

($ in millions)                                2000        2001        2002                     2003 (1)
                                               ----        ----        ----    ------------------------------------------
                                                                               Old Wrap.   New Wrap  Rev. 2003   Current
                                               Actual      Actual    Actual      Proj.      Proj.      Proj.       Proj.
                                               ------      ------    ------      -----      -----      -----       -----
Net Sales                                       $85.9      $85.9      $88.2      $88.9      $97.0      $97.4      $95.9
 Cost of Sales                                   47.9       49.8       52.1       53.0       61.9       62.6       61.3
                                                -----      -----      -----      -----      -----      -----      -----
Gross Profit                                     38.0       36.1       36.1       35.9       35.1       34.8       34.5
 Selling and Administration                      19.5       18.0       19.4       17.7       19.7       20.6       20.5
 Private Company Expenses and Fees                 --         --         --         --         --         --         --
 Research and Development                         1.8        1.7        2.0        1.9        1.2        1.2        1.2
 Depreciation                                     5.2        5.4        5.6        5.7        5.6        6.3        6.3
                                                -----      -----      -----      -----      -----      -----      -----
Operating Income                                 11.5       11.0        9.1       10.6        8.5        6.6        6.5
 Depreciation                                     5.2        5.4        5.6        5.7        5.6        6.3        6.3
 Other Amortization/Non-Cash Items (2)            0.7        0.8        0.2        0.2        0.9        1.1        0.3
                                                -----      -----      -----      -----      -----      -----      -----
EBITDA                                           17.4       17.2       14.9       16.5       15.1       14.0       13.1
 Plus: Public Company Expenses                                                     0.7        0.7        0.7        1.3
 Plus: Management Annuity Expense (3)                                              0.4        0.4        0.4        0.4
 Less: Non-Cash Pension-Related Items (2)                                           --       (0.7)      (0.7)        --
 Less: Private Company Expenses and Fees                                          (0.2)      (0.2)      (0.2)      (0.2)
                                                                                 -----      -----      -----      -----
Adjusted EBITDA (Assumed private ownership)                                       17.4       15.3       14.2       14.5
                                                                                 =====      =====      =====      =====



($ in millions)                                         YTD September 2003
                                              ----------------------------------
                                               Actual         Revised      Var.
                                              --------        -------      -----
Net Sales                                      $69.8           $69.6        0.3%
 Cost of Sales                                  44.0            43.9       (0.1%)
                                               -----           -----       -----
Gross Profit                                    25.8            25.7       (0.5%)
 Selling and Administration                     15.5            15.6        1.0%
 Private Company Expenses and Fees                --              --         --
 Research and Development                        1.1             1.1       (5.4%)
 Depreciation                                    4.7             4.6       (0.8%)
                                               -----           -----       -----
Operating Income                                 4.5             4.4        4.2%
 Depreciation                                    4.7             4.6       (0.8%)
 Other Amortization/Non-Cash Items (2)           0.1             0.2       19.7%
                                               -----           -----       -----
EBITDA                                           9.4             9.2        2.0%
 Plus: Public Company Expenses
 Plus: Management Annuity Expense (3)
 Less: Non-Cash Pension-Related Items (2)
 Less: Private Company Expenses and Fees
Adjusted EBITDA (Assumed private ownership)

---------------
(1) The Old Wrapper Projections are from September 2002; the New Wrapper Projections are from May 2003; the Revised 2003 Projections are from June 2003; the Current Projections are from November 2003.

(2) The New Wrapper and the Revised Projections added back non-cash pension related expense to devise EBITDA. We deducted it to allow Adjusted EBITDA for the various projections to be comparable. Additionally, YTD September 2003 Amortization expense is an estimate.

(3) Under private ownership, Management Annuity expenses of $400K forecasted in each model are assumed to be eliminated, which is reflected in the Adjusted EBITDA figures.


LANE, BERRY & CO.
International                                                                 14

                                                                   [SYLVAN LOGO]


($ in millions)                                             2004 (1)                           2005 (1)
                                               ---------------------------------   -------------------------------
                                               New Wrap.    Current                New Wrap.    Current
                                                 Proj.       Proj.        Var.       Proj.       Proj.       Var.
Net Sales                                       $ 99.4      $ 96.9       (2.6%)     $101.5      $ 97.7       (3.8%)
 Cost of Sales                                    62.7        61.5        2.0%        63.4        61.8        2.5%
                                                ------      ------     ------       ------      ------     ------
Gross Profit                                      36.7        35.4       (3.5%)       38.1        35.9       (5.9%)
 Selling and Administration                       20.3        19.5        4.1%        20.7        19.6        5.5%
 Private Company Expenses and Fees                  --         0.2         NM           --         0.2         NM
 Research and Development                          1.3         1.3        0.4%         1.3         1.3        2.3%
 Depreciation                                      5.5         6.3      (15.6%)        5.3         6.0      (12.1%)
                                                ------      ------     ------       ------      ------     ------
Operating Income                                   9.6         8.1      (15.5%)       10.8         8.8      (18.1%)
 Depreciation                                      5.5         6.3      (15.6%)        5.3         6.0      (12.1%)
 Other Amortization/Non-Cash Items (2)             0.9         0.2       78.3%         0.9         0.2       78.3%
                                                ------      ------     ------       ------      ------     ------
EBITDA                                            16.0        14.7       (8.5%)       17.1        15.0      (11.9%)
 Plus: Public Company Expenses (3)                 0.7          --         NM          0.7          --         NM
 Plus: Management Annuity Expense (4)              0.4         0.4        0.0%         0.4         0.4        0.0%
 Less: Non-Cash Pension-Related Items (2)         (0.7)         --         NM         (0.7)         --         NM
 Less: Private Company Expenses and Fees          (0.2)         --         NM         (0.2)         --         NM
                                                ------      ------     ------       ------      ------     ------
Adjusted EBITDA (Assumed private ownership)       16.2        15.1       (7.3%)       17.3        15.4      (10.7%)
                                                ======      ======     ======       ======      ======     ======


($ in millions)                                            2006 (1)                             2007 (1)
                                               -------------------------------     -------------------------------
                                               New Wrap.    Current                New Wrap.   Current
                                                 Proj.       Proj.         Var.      Proj.       Proj.        Var.
Net Sales                                       $103.3      $100.6       (2.6%)     $104.0      $103.6       (0.4%)
 Cost of Sales                                    64.0        61.9        3.3%        64.4        62.2        3.5%
                                                ------      ------     ------       ------      ------     ------
Gross Profit                                      39.3        38.7       (1.5%)       39.6        41.4        4.7%
 Selling and Administration                       21.0        20.1        4.1%        21.2        20.7        2.4%
 Private Company Expenses and Fees                  --         0.2         NM           --         0.2         NM
 Research and Development                          1.3         1.3       (0.2%)        1.3         1.3       (1.3%)
 Depreciation                                      5.2         5.7       (9.6%)        5.1         5.5       (8.0%)
                                                ------      ------     ------       ------      ------     ------
Operating Income                                  11.8        11.4       (3.5%)       11.9        13.7       14.6%
 Depreciation                                      5.2         5.7       (9.6%)        5.1         5.5       (8.0%)
 Other Amortization/Non-Cash Items (2)             0.9         0.2       78.3%         0.9         0.2       78.3%
                                                ------      ------     ------       ------      ------     ------
EBITDA                                            17.9        17.3       (3.6%)       17.9        19.4        8.0%
 Plus: Public Company Expenses (3)                 0.7          --         NM          0.7          --         NM
 Plus: Management Annuity Expense (4)              0.4         0.4        0.0%         0.4         0.4        0.0%
 Less: Non-Cash Pension-Related Items (2)         (0.7)         --         NM         (0.7)         --         NM
 Less: Private Company Expenses and Fees          (0.2)         --         NM         (0.2)         --         NM
                                                ------      ------     ------       ------      ------     ------
Adjusted EBITDA (Assumed private ownership)       18.2        17.7       (2.6%)       18.2        19.8        8.8%
                                                ======      ======     ======       ======      ======     ======


----------
(1) The New Wrapper Projections are from May 2003; the Current Projections are from November 2003.

(2) The New Wrapper and the Revised Projections added back non-cash pension related expense to devise EBITDA. We deducted it to allow Adjusted EBITDA for the various projections to be comparable.

(3) In the Current Projections, Public Company Expenses of $900K were eliminated from Corporate Expenses beginning in 2004.

(4) Under private ownership, Management Annuity expenses of $400K forecasted in each model are assumed to be eliminated, which is reflected in the Adjusted EBITDA figures.




LANE, BERRY & CO.
International                                                                15

                                                                   [SYLVAN LOGO]


STOCK PRICE / VOLUME

NOVEMBER 7, 2001 - NOVEMBER 7, 2003

[LINE GRAPH DEPICTING STOCK PRICE/VOLUME NOVEMBER 7, 2001 - NOVEMBER 7, 2003]




LANE, BERRY & CO.
International                                                                 16

                                                                   [SYLVAN LOGO]

STOCK TRADING ACTIVITY

NOVEMBER 7, 2001 - NOVEMBER 7, 2003

Volume in Thousands



CLOSING STOCK   TOTAL TRADING
 PRICE RANGE       VALUE
-------------   -------------
$10.00              207
$10.00-$10.99       992
$11.00-$11.99     1,986
$12.00-$12.25       170
$12.25 <            634







LANE, BERRY & CO.
International                                                                 17

                                                                   [SYLVAN LOGO]

ANALYSIS OF PROPOSED TRANSACTION


LANE, BERRY & CO.
International                                                                 18

                                                                   [SYLVAN LOGO]
SUMMARY TRANSACTION MULTIPLES

(USD in millions, except per share data)
----------------------------------------
Purchase Price Per Share                                  $12.25
      Premium to November 7th Closing Price of $10.04       22.0%
Fully Diluted Shares Outstanding                             5.2
                                                          ------
      EQUITY VALUE                                          64.2
Expected Debt as of 12/31/03:
Revolver                                                    30.0
Other Debt                                                   1.3
Minority Interest                                            2.2
Cash and cash equivalents                                    4.0
                                                          ------
      ENTERPRISE VALUE                                      93.7
Implied LTM Revenue Multiple                                1.0x
Implied FY'03E Revenue Multiple                             1.0x
Implied LTM EBITDA Multiple (1)                             6.9x
Implied FY'03E EBITDA Multiple (1)                          7.2x
Implied FY'03E Adjusted EBITDA Multiple (2)                 6.4x
Implied LTM P/E Ratio                                      18.3x
Implied FY'03E P/E Ratio (1)                               20.0x
                                                          ------

---------------
(1) Financial figures assume Sylvan remains a public company. EBITDA does not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K and it does include all public company expenses which are $1.25mm in 2003.

(2) Financial figures assume Sylvan becomes a private company. EBITDA adjusted for add-backs of $1.25mm and $400K for elimination of public company expenses and executive annuity expenses respectively in 2003.


LANE, BERRY & CO.
International                                                                 19

                                                                   [SYLVAN LOGO]

SUMMARY OF FIRST SYLVAN SALES PROCESS

o     LBCI CONTACTED A TOTAL OF 35 PROSPECTIVE BUYERS

o 8 OF THE 14 STRATEGIC BUYERS RECEIVED A "TEASER" AND 1 OF THESE 8 RECEIVED A CONFIDENTIALITY AGREEMENT

      - None of the strategic buyers executed a Confidentiality Agreement; therefore, no strategic buyer received a "Wrapper"

      -     The other 6 strategic buyers immediately declined further interest

o 15 OF THE 21 FINANCIAL BUYERS RECEIVED A "TEASER" AND 10 OF THESE 15 EXECUTED A CONFIDENTIALITY AGREEMENT AND RECEIVED A "WRAPPER"


      - Some financial buyers that did not receive a "Teaser" or execute a Confidentiality Agreement evaluated the merits of a deal by using public filings

o TWO FINANCIAL BUYERS, AMERICAN SECURITIES CAPITAL PARTNERS AND CADIGAN INVESTMENT PARTNERS, SUBMITTED A NON-BINDING INDICATION OF INTEREST

      - American Securities Capital Partners valued Sylvan at $10.00 - $11.00 per share

      - Cadigan Investment Partners valued Sylvan at $12.50 - $13.50 per share

o THESE BUYERS WERE PROVIDED 2002E REVENUE AND EBITDA ESTIMATES OF $88.0 MILLION AND $16.1 MILLION RESPECTIVELY


      - American Securities Capital Partners' bid range: 1.0x 2002E Revenue & 5.3x 2002E EBITDA - 1.0x 2002E Revenue & 5.7x 2002E EBITDA

      - Cadigan Investment Partners' bid range: 1.1x 2002E Revenue & 6.3x 2002E EBITDA - 1.2x 2002E Revenue & 6.6x 2002E EBITDA

                  CALL       TEASER       BOOK         BID
                  ----       ------       ----         ---
STRATEGIC          14           8           0           0

FINANCIAL          21          15          10           2
                   --          --          --          --
 TOTAL             35          23          10           2
                   ==          ==          ==          ==





LANE, BERRY & CO.                                                            20
International

                                                                   [SYLVAN LOGO]


THE SNYDER GROUP ORIGINAL PRELIMINARY BID DETAILS

THE ORIGINAL SNYDER GROUP OFFER INCLUDED THE FOLLOWING KEY ELEMENTS:

DEAL CONSIDERATION                  -  $11.00 cash for each share of Common
                                       Stock

IMPLIED MULTIPLES (1)               -  0.9x 2003E revenue

                                    -  6.0x 2003E EBITDA

TRANSACTION STRUCTURE               -  Cash merger

PRINCIPAL CONDITIONS TO CLOSING     -  Stock voting agreement for all
                                       stockholders who own 5% or more of the
                                       Common Stock of Sylvan (the "Significant
                                       Stockholders")


                                       -  Agree to vote shares in favor of
                                          merger

                                       -  Grant an irrevocable proxy to Newco to
                                          vote the shares in favor of the merger

                                       -  Agree not to sell or otherwise dispose
                                          of their shares

                                    - Debt financing of at least $65mm of which approximately $15mm would be subordinated debt

                                    -  Representations and warranties will be
                                       true in all material respects

                                    -  No material adverse change in the
                                       financial condition, business or
                                       prospects of Sylvan will have occurred

                                    -  Other customary approvals, consents,
                                       waivers and clearances (e.g. HSR)


BREAK-UP FEE                        -  Break-up fee in an amount to be
                                       determined payable if the merger is
                                       abandoned or fails to close as a result
                                       of:


                                       -  A material breach by Sylvan or any
                                          Significant Stockholder

                                       -  Acceptance by Sylvan's Board of
                                          Directors of a superior bid proposal

---------------
(1) Implied multiples are calculated off of the New Wrapper Projections for Revenue and EBITDA ($97.0mm and $15.1mm respectively).



LANE, BERRY & CO.
International                                                               21

                                                                   [SYLVAN LOGO]

SUMMARY OF SECOND SYLVAN SALES PROCESS

o     LBCI AND MORGAN JOSEPH CONTACTED A TOTAL OF 73 PROSPECTIVE BUYERS

o 13 OF THE 32 STRATEGIC BUYERS RECEIVED A "TEASER" AND 1 OF THESE 13 EXECUTED A CONFIDENTIALITY AGREEMENT AND RECEIVED A "WRAPPER"

      -     The other 19 strategic buyers immediately declined further interest

o 27 OF THE 41 FINANCIAL BUYERS RECEIVED A "TEASER" AND 12 OF THESE 27 EXECUTED A CONFIDENTIALITY AGREEMENT AND RECEIVED A "WRAPPER"

      - Some financial buyers that did not receive a "Teaser" or execute a Confidentiality Agreement evaluated the merits of a deal by using public filings

o     THE FOLLOWING FOUR FINANCIAL BUYERS SUBMITTED A NON-BINDING INDICATION OF
      INTEREST: AMERICAN SECURITIES CAPITAL PARTNERS, KEY KOSMONT, LAKE PACIFIC PARTNERS AND THE TOKARZ GROUP (1)

o THESE BUYERS WERE PROVIDED 2003E REVENUE AND EBITDA ESTIMATES OF $97.0 MILLION AND $15.1 MILLION RESPECTIVELY

               CALL            TEASER          BOOK           BID
               ----            ------          ----           ---
STRATEGIC       32              13              1              0

FINANCIAL       41              27              12             4
                --              --              --            --
  TOTAL         73              40              13             4
                ==              ==              ==            ==


---------------
(1) The Tokarz Group is run by Michael Tokarz who is the Chairman of Cadigan Investment Partners.



LANE, BERRY & CO.
International                                                               22

                                                                   [SYLVAN LOGO]

PRELIMINARY BID DETAILS

THE COMPREHENSIVE SALES PROCESS CONDUCTED BY LBCI AND MORGAN JOSEPH PRODUCED FOUR PRELIMINARY BIDS WHICH ARE SUMMARIZED BELOW:

                       PRICE PER                                           FINANCING
PROSPECTIVE BUYER      SHARE RANGE              IMPLIED MULTIPLES (1)      SOURCES           COMMENTS
-----------------      -----------              ---------------------      -------------     --------
AMERICAN SECURITIES    $8.00                    0.8x 2003E Revenue         Not disclosed     o    Submitted verbal bid
CAPITAL PARTNERS                                5.0x 2003E EBITDA

KEY KOSMONT            $7.00 - $9.00            0.7x - 0.8x 2003E Revenue  Not disclosed     o    Tender offer
                                                4.6x - 5.3x 2003E EBITDA                     o    5% - 10% management ownership
                                                                                             o    Lock-up agreements with large
                                                                                                  stockholders

LAKE PACIFIC PARTNERS  $11.50                   1.0x 2003E Revenue         Senior Debt       o    Merger
                       Submitted a second two-  6.2x 2003E EBITDA          Equity:           o    Agreement by D. Zensen to roll
                       tiered preliminary bid:                                                    half of his shares
                                                                              Lake Pacific   o    Obtain financing from SWIB and
                                                                                                  bank lenders
                       $12.00 for Outsiders     1.0x 2003E Revenue            SWIB
                       $11.50 for Insiders      7.1x 2003E EBITDA (2)         Dennis Zensen

THE TOKARZ GROUP       $10.00                   0.9x 2003E Revenue         Senior Debt       o    Tender offer or statutory merger
                                                5.7x 2003E EBITDA          Equity

---------------
(1) Implied Revenue and EBITDA multiples calculated from projected 2003 financials on prior page except for Lake Pacific's revised offer multiples which are calculated off of the September 2003E Revenue and EBITDA projections ($95.9 million and $13.0 million respectively) as their revised bid was based on these projections.

(2) Implied Revenue and EBITDA multiples assume $12.00 per share is paid in cash to all Sylvan stockholders.



LANE, BERRY & CO.
International                                                                 23

                                                                   [SYLVAN LOGO]

VALUATION OVERVIEW


LANE, BERRY & CO.
International                                                                 24

                                                                   [SYLVAN LOGO]


SUMMARY - SYLVAN IMPLIED PRICE PER SHARE


[BAR CHART DEPICTING SUMMARY - SYLVAN IMPLIED PRICE PER SHARE]



IMPLIED MULTIPLES

2003E EBITDA             4.75x to 6.55x    5.05x to 7.90x     6.45x to 6.95x     6.90x to 7.60x
2003E Adj. EBITDA        4.25x to 5.80x    4.50x to 7.00x     5.70x to 6.15x     6.15x to 6.75x

LANE, BERRY & CO.
International                                                                 25

                                                                   [SYLVAN LOGO]

PUBLIC EQUITY COMPARABLES OVERVIEW

METHODOLOGY                         o  To determine the current public market
                                       value and trading multiples of companies similar to Sylvan, thereby imputing a "public market" valuation range

COMPANY SELECTION                   o  LBCI analyzed a range of public food
                                       and agricultural producers and selected
                                       three sectors comprising six trading
                                       comparables for analysis:


                                       Food Processors:           Fresh Produce Companies:        Agricultural Companies:
                                       Archer-Daniels-Midland     Chiquita Brands                 Delta and Pine
                                       Bunge                      Fresh Del Monte                 Hines Horticulture


ISSUES                              o  No control premium is reflected in the
                                       results of the public market valuation

                                    o  There are no direct public company
                                       comparables to the Company

                                    o  Many of the listed companies are
                                       substantially larger than the Company
                                       which affects their direct applicability vis-a-vis valuation

LANE, BERRY & CO.
International                                                                 26

                                                                   [SYLVAN LOGO]

PUBLIC EQUITY COMPARABLES ANALYSIS

(USD in Millions)                  STOCK       % OF     FD                             EV / REVENUE
                                   PRICE     52-WEEK   EQUITY   ENTERPRISE      ------------------------------
COMPANY                            11/7/03    HIGH     VALUE       VALUE        LTM        CY'03E       CY'04E
-------                            -------    ----     -----       -----        ---        ------       ------
SYLVAN                             $10.04      84%       $51.8       $83.2       0.9X       0.9X         0.9X

FOOD PROCESSING COMPANIES

 Archer-Daniels-Midland       (1)   $14.28     96%    $9,247.5   $11,080.1       0.3x       0.3x         0.3x
 Bunge                        (2)    26.75     86%     2,698.5     4,706.5       0.2x       0.2x         0.2x
FRESH PRODUCE COMPANIES
 Chiquita Brands              (3)    19.78     99%       793.2     1,019.3       0.3x       0.4x         0.4x
 Fresh DelMonte                      25.95     89%     1,485.1     1,435.4       0.6x       0.6x         0.6x
AGRICULTURAL COMPANIES
 Delta and Pine                      24.55     96%       998.2       859.8       3.1x       2.9x         2.6x
 Hines Horticulture           (4)     4.00     89%        88.3       330.8       1.0x       NA           NA

 HIGH                                          99%                               3.1X       2.9X         2.6X

 MEDIAN                                        93%                               0.5X       0.4X         0.4X

 LOW                                           86%                               0.2X       0.2X         0.2X



                                           EV / EBITDA                                     P / E
                                      --------------------------------         ----------------------------------
                                      LTM         CY'03E        CY'04E         LTM          CY'03E        CY'04E
                                      ---         ------        ------         ---          ------        ------
SYLVAN                                 6.2X        6.4X          6.0X           15.0X        16.4X         13.6X

FOOD PROCESSING COMPANIES

 Archer-Daniels-Midland       (1)       7.6x        7.1x          5.7x           18.7x        17.4x         13.0x
 Bunge                        (2)       6.8x        6.4x          5.1x           9.8x         11.0x          9.2x
FRESH PRODUCE COMPANIES
 Chiquita Brands              (3)       5.7x        6.5x          5.3x           9.1x         11.4x          7.3x
 Fresh DelMonte                         5.1x        4.7x          4.4x           6.6x          6.8x          6.6x
AGRICULTURAL COMPANIES
 Delta and Pine                        13.2x       11.8x          9.4x           29.1x         24.8x        18.4x
 Hines Horticulture           (4)       5.7x          NA            NA            7.6x          2.3x           NA

 HIGH                                  13.2X       11.8X          9.4X           29.1X         24.8X        18.4X

 MEDIAN                                 6.3X        6.5X          5.3X            9.5X         11.2X         9.2X

 LOW                                    5.1X        4.7X          4.4X            6.6X          2.3X         6.6X




                                             REVENUE                          EBITDA                      EARNINGS PER SHARE
                                    --------------------------    -------------------------------    ------------------------------
                                     LTM     CY'03E     CY'04E     LTM     CY'03E (5)   CY'04E (5)    LTM    CY'03E (5)  CY'04E (5)
                                    -----    ------     ------    -----    ----------   ----------   -----   ----------  ----------
SYLVAN FINANCIALS                   $ 93.4   $ 95.9     $ 96.9    $ 13.5     $ 13.1       $ 14.0     $ 0.67     $ 0.61     $ 0.74
 IMPLIED SYLVAN PRICE PER SHARE
  HIGH                              $49.29   $47.95     $42.47    $28.39     $23.76       $19.33     $19.47     $15.24     $13.58
  MEDIAN                            $ 2.46   $ 0.53     $ 1.42    $10.37     $10.29       $ 8.14     $ 6.35     $ 6.86     $ 6.82

  LOW                                   NM       NM         NM    $ 7.34     $ 5.91       $ 5.81     $ 4.42     $ 1.41     $ 4.86

---------------
(1)   Pro forma for the acquisition of Minnesota Corn Processsors LLC.

(2) Pro forma for the acquisition of Cereol S.A. and for the sale of its Lesieur bottled oil business.

(3) Pro forma for the acquisition of Scipio and the sale of Chiquita Processed Foods.

(4)   Pro forma for the 9/11/03 issuance of $175mm in senior notes.

(5) Financial figures assume Sylvan remains a public company. CY'03E and CY'04E EBITDA, and CY'03E and CY'04E EPS do not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K, and do include all public company expenses, which are $1.25mm in 2003 and $900K in 2004.


LANE, BERRY & CO.
International                                                                 27

                                                                   [SYLVAN LOGO]

M&A COMPARABLES OVERVIEW

METHODOLOGY                         o  To determine the historical private
                                       market value and transaction multiples of companies similar to the Company, thereby imputing a "transaction" valuation range


ISSUES                              o  Multiples paid in the transaction
                                       analysis may reflect potential synergies an acquiror could realize as a result of the target's operating scale

                                    o  There are no direct M&A comparable
                                       transactions



LANE, BERRY & CO.
International                                                                 28

                                                                   [SYLVAN LOGO]

M&A COMPARABLES ANALYSIS



(USD in Millions)
ANN. DATE         ACQUIROR                  TARGET
---------         --------                  ------
6/2/03            Fox Paine and Co.         Seminis
2/4/03            Riviana Foods             ACH Food Companies, Rice Business
12/18/02          Investor Group (1)        Dole Food Company
7/22/02           Bunge                     Cereol S.A.
1/7/02            Kerry Group               Stearns & Lehman

8/17/01           Nippon Suisan             Gorton's Seafood & Bluewater Seafoods

2/20/01           Lesaffre et Compagnie     Sensient Technologies' Red Star Yeast & Products (2)
12/21/00          Investor Group            Michael Foods

10/17/00          Kerry Group               Armour Food Ingredients
12/17/99          Moneys Mushrooms          Vlasic Foods, Vlasic Farms Fresh Mushrooms Business
9/16/98           Pictsweet LLC             United Foods Inc.



                                                                                             TRANSACTION
                                                                                             VALUE / LTM
                                                                             TRANS.     ---------------------
DESCRIPTION                                                                  VALUE      REVENUE        EBITDA
-----------                                                                  -----      -------        ------
Worldwide producer and marketer of vegetable and fruit seeds               $  625.0         1.3x         7.8x

Producer of rice products                                                      24.0         0.7x           NA

Producer and marketer of fruits and vegetables                              2,500.0         0.6x         6.4x

Manufacturer of seed oils and olive oils                                    1,496.3         0.3x         5.5x

Stearns & Lehman is a manufacturer of coffeehouse chain,                       26.0         1.3x           NA
foodservice and branded Italian-style flavoured syrups

Gorton's is a retail frozen seafood brand in                                  175.0         0.7x         8.8x
the U.S. & Bluewater is a brand in Canada

Supplier of yeast to the commercial bakery market                             122.0         1.0x         7.1x

Producer and distributor of food products in four areas: egg products,        747.2         0.7x         5.5x
refrigerated distribution, dairy products and potato products

Provide a wide range of specialty food ingredients                             35.0         0.9x           NA

Producer of fresh mushrooms                                                    50.0         0.4x           NM

Grower, processor, marketer and distributor of food products                   63.1         0.3x         4.9x

HIGH                                                                       $2,500.0         1.3X         8.8X

MEDIAN                                                                     $  122.0         0.7X         6.4X

LOW                                                                        $   24.0         0.3X         4.9X


                                                                                                     LTM
                                                                                              -----------------
                                                                                              REVENUE    EBITDA
                                                                                              -------    ------
SYLVAN FINANCIALS                                                                             $ 93.4     $ 13.5
IMPLIED SYLVAN PRICE PER SHARE
    HIGH                                                                                      $18.18     $16.84

    MEDIAN                                                                                    $ 6.43     $10.66

    LOW                                                                                           NM     $ 6.77

----------------
(1) David H. Murdock, Chairman and CEO of Dole, acquired the 76% of Dole's outstanding common stock that he and his family did not own.

(2)   Revenue is an actual figure, EBITDA is an estimate.


LANE, BERRY & CO.                                                           29
International

                                                                   [SYLVAN LOGO]
LBO ANALYSIS OVERVIEW

METHODOLOGY                        o   To determine the potential price a
                                       financial buyer could pay assuming
                                       certain benchmarks of financial leverage and required returns

                                   o   This analysis uses "private company"
                                       figures to reflect the operations as if
                                       the Company were no longer a public
                                       company

BENCHMARK SELECTION                o   LBCI identified the following key
                                       benchmarks in performing its analysis:

                                       -- Maximum pro forma Senior Debt /
                                          2003E Adjusted EBITDA of 3.25x

                                       -- Maximum pro forma Total Debt /
                                          2003E Adjusted EBITDA of 4.25x

                                       -- Minimum equity returns of
                                          approximately 17% to the mezzanine
                                          debt holders

                                       -- Minimum equity returns to the
                                          sponsor of approximately 25%



LANE, BERRY & CO.                                                             30
International

                                                                   [SYLVAN LOGO]

LBO ANALYSIS

SOURCES & USES OF FUNDS (USD IN MILLIONS)

                                   CUM. MULT.

                                      FY03E

                                                  ADJUSTED
SOURCES                    AMT.       % TOTAL      EBITDA       USES                              AMT.
-------                   -----       -------    ----------     ----                             -----
Revolver (1)              $27.9         30.6%       1.9x        Equity Purchase Price            $55.8
Term Loan A                20.0         22.0%       3.3x        Refinance Debt                    31.3
Mezzanine                  14.7         16.2%       4.3x        Transaction Fees & Expenses        4.0
                          -----        -----
 Subtotal                  62.6         68.8%       4.3x
Sponsor Equity             28.4         31.2%       6.2x
                          -----        -----                                                     -----
TOTAL SOURCES             $91.0        100.0%       6.2x        TOTAL USES                       $91.0
                          =====        =====        ====                                         =====



TRANSACTION SUMMARY

Current Stock Price                  $10.04
PURCHASE PRICE PER SHARE              10.75
Shares Outstanding                      5.2
                                     ------
 Equity Value                          55.8
Plus: Existing Debt                    31.3
Plus: Existing Minority Interest        2.2
Less: Existing Cash                     4.0
                                     ------
 Total Enterprise Value                85.3
TEV AS A MULTIPLE OF:
FY'03E EBITDA (2)                      6.5x

FY'03E Adjusted EBITDA (3)             5.8x
                                     ======


OWNERSHIP TABLE

                          PF                  DILUTED    VALUE IN
                        OWNER.    WARRANTS     OWNER.      2008        IRR
                        ------    --------    -------    --------      ----
Sponsor Group           94.5%        0.0%       94.5%     $ 88.0       25.4%
Mezzanine (12.0%)        0.0%        5.5%        5.5%       21.6       17.0%
                        ----         ---       -----       -----       ----
 TOTAL                  94.5%        5.5%      100.0%      109.7
                        ====         ===       =====       =====

SUMMARY CREDIT AND LEVERAGE STATISTICS

                                                                             PROJECTED FISCAL YEARS
                                                                               ENDING DECEMBER 31,
                                                       PRO FORMA      ------------------------------------
                                                       12/31/03E      2004       2005       2006      2007
                                                       ---------      ----       ----       ----      ----
Bank Debt / Adj. EBITDA (3)                                3.3x       2.8x       2.4x       1.7x      1.1x
Total Debt / Adj. EBITDA (3)                               4.3        3.8        3.4        2.6       1.9
Adj. EBITDA / Interest Expense (3)                         3.2        3.2        3.6        4.4       5.5
Adj. EBITDA-CapEx / Int Expense (3)                        2.4        2.4        2.7        3.4       4.4


RETURNS TO SPONSOR'S EQUITY

                                                                    PURCHASE PRICE PER SHARE
                                        -------------------------------------------------------------------------------
                                                     $ 9.75     $ 10.25      $10.75      $11.25      $11.75      $12.25
                                                     ------     -------      ------      ------      ------      ------
                                         5.50X        28.8%       26.1%       23.7%       21.6%       19.7%       17.9%
2008                                     5.75X        30.3%       27.6%       25.1%       23.0%       21.0%       19.2%
ADJ. EBITDA                              6.00X        31.7%       28.9%       26.5%       24.3%       22.3%       20.5%
EXIT MULTIPLE (3)                        6.25X        33.0%       30.3%       27.8%       25.6%       23.6%       21.7%
                                         6.50X        34.3%       31.5%       29.0%       26.8%       24.8%       22.9%

----------
(1) Assumes a $30mm revolver that is drawn $27.9mm at close. Also, assumes that $1.3mm of other debt is refinanced as well.

(2) Financial figures assume Sylvan remains a public company. EBITDA does not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K and it does include all public company expenses which are $1.25mm in 2003 and $900K in 2004-2008.

(3) Financial figures assume Sylvan becomes a private company. EBITDA adjusted for add-backs of $1.25mm and $400K for elimination of public company expenses and executive annuity expenses respectively in 2003 and for aforementioned amounts in all future periods.

LANE, BERRY & CO.                                                             31
International

                                                                   [SYLVAN LOGO]

DCF ANALYSIS OVERVIEW

METHODOLOGY

                    o To determine the present value of the projected
                      after-tax free cash flows of the Company utilizing an EBITDA exit multiple terminal value and a range of discount rates

VARIABLES                   VARIABLE                            SELECTED RANGE
                            --------                            --------------
                      -- EBITDA Exit Multiple (2008):        --      5.50x-6.50x
                      -- Discount Rate Range:                --      12.0%-14.0%


LANE, BERRY & Co.
International                                                                 32

                                                                   [SYLVAN LOGO]

DCF ANALYSIS

                                                                       YEAR ENDING DECEMBER 31,
                                            ---------------------------------------------------------------
(USD in Millions)                             2004          2005          2006          2007          2008            TV
-----------------                             ----          ----          ----          ----          ----            --
SUMMARY FINANCIALS:
REVENUE                                    $  96.9       $  97.7       $ 100.6       $ 103.6       $ 106.7
 Growth %                                       --           0.8%          3.0%          3.0%          3.0%
ADJUSTED EBITDA (1)                           14.0          14.3          16.6          18.7          19.3
 Margin %                                     14.4%         14.7%         16.5%         18.0%         18.0%
EBIT                                           7.4           8.1          10.7          13.0          13.7
 Margin %                                      7.7%          8.3%         10.6%         12.5%         12.9%
FREE CASH FLOW ANALYSIS:
EBIT * (1 - Tax Rate)                          4.9           5.3           7.0           8.5           9.0
Plus: Depreciation                             6.3           6.0           5.7           5.5           5.3
Plus: Amortization                             0.2           0.2           0.2           0.2           0.2
Plus: Change in Working Capital               (0.1)         (0.1)         (0.4)         (0.4)         (0.6)
Less: Capital Expenditures                     3.9           3.9           3.9           3.9           3.9
                                               ---           ---           ---          ----          ----
FREE CASH FLOW                                 7.4           7.5           8.7          10.0          10.0
EBITDA (2008)                                                                                                       19.3
EBITDA Multiple                                                                                                    6.00x
TERMINAL VALUE                                                                                                     115.6
                                               ---           ---           ---          ----          ----         -------
Total Free Cash Flow                           7.4           7.5           8.7          10.0          10.0         115.6
Weighted Average Cost of Capital     13.0%
PRESENT VALUE OF FCF                           6.6           5.9           6.0           6.1           5.5          62.7
                                               ===           ===           ===          ====          ====         =======



IMPLIED ENTERPRISE VALUE:

TOTAL ENTERPRISE VALUE                                    $92.8

Less: Net Debt                                             29.4
EQUITY VALUE                                               63.3
FD Shares Outstanding                                       5.2
IMPLIED PRICE PER SHARE                                  $12.29

                 SENSITIVITY ANALYSIS:
             5.50X      5.75X      6.00X      6.25X      6.50X
             -----      -----      -----      -----      -----
  12.0%     $11.94     $12.47     $13.00     $13.53     $14.06
  12.5%      11.60      12.12      12.64      13.16      13.67
  13.0%      11.27      11.78      12.29      12.80      13.30
  13.5%      10.96      11.45      11.95      12.44      12.94
  14.0%      10.65      11.13      11.62      12.10      12.59

---------------
(1) Financial figures assume Sylvan remains a public company. EBITDA does not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K and it does include all public company expenses which are $900K in 2004-2008.



LANE, BERRY & CO.
International                                                                 33

                                                                   [SYLVAN LOGO]

WACC ANALYSIS

                                                                                                                       TOTAL DEBT &
COMPARABLE COMPANIES                  COST OF       EQUITY       TOTAL      PREFERRED       EFFECTIVE     UNLEVERED   PREF'D STOCK /
(USD in Millions)         BETA (1)  EQUITY (2)(8)   VALUE         DEBT        STOCK         TAX RATE       BETA (3)      CAPITAL
--------------------      --------  -------------  --------     --------    ----------      ---------     ---------   --------------
Archer-Daniels-Midland      0.64         10.2%     $9,247.5     $3,543.5    $    0.0         28.5%         0.50              27.7%

Bunge                       0.60         10.4%      2,698.5      2,072.0         0.0         26.3%         0.38              43.4%

Chiquita Brands             0.79         12.1%        793.2        276.5         0.0         12.0%         0.60              25.8%

Delta and Pine              0.51         10.3%        998.2       (141.7)        0.0         35.5%         0.56             (16.5%)

Fresh DelMonte              0.71         11.4%      1,485.1        (33.6)        0.0          8.5%         0.73              (2.3%)

Hines Horticulture            NA           NA          88.3        242.5         0.0         41.0%           NA              73.3%

MEAN                        0.65         10.9%     $2,551.8     $  993.2    $    0.0         25.3%         0.56              25.2%
MEDIAN                      0.64         10.4%     $1,241.7     $  259.5    $    0.0         27.4%         0.56              26.8%

SYLVAN                      0.44         17.5%         51.8         29.3         0.0         34.5%         0.31              38.0%



                                                             WEIGHTED AVERAGE COST
ASSUMPTIONS                                   UNLEVERED          OF CAPITAL (4)                 LEVERED COST OF EQUITY (5)
-----------                                               ----------------------------        ----------------------------------
Pretax Cost of Debt (Kd)(6)           5.0%
Risk-Free Rate (Rf)(7)                5.3%      BETA        TARGET DEBT & PREF'D /               TARGET DEBT & PREF'D /
                                                              ENTERPRISE VALUE                      ENTERPRISE VALUE
                                                          ----------------------------        ----------------------------------
                                                          35.0%       40.0%      45.0%        35.0%        40.0%           45.0%
                                              ----------  -----       -----      -----        -----        -----           -----
Equity Risk Premium (Rm-Rf)(8)        7.0%    0.45%       13.3%       12.7%      12.1%        18.7%        18.9%           19.3%
Size Premia (Sp)(9)                   9.2%    0.50%       13.6%       13.0%      12.4%        19.2%        19.4%           19.8%
Tax Rate For Target (Tr)              34.5%   0.55%       13.9%       13.3%      12.7%        19.6%        20.0%           20.3%
Equity Political Risk Premium (Rp)    0.0%    0.60%       14.2%       13.6%      13.0%        20.1%        20.5%           20.9%
Other Risk Premium (Ro)               0.0%    0.65%       14.5%       13.9%      13.2%        20.6%        21.0%           21.4%

-----------------
(1)   Source: two years of weekly data vs. the S&P 500 from Bloomberg.

(2) Cost of Equity = Risk-Free Rate (Rf) + (Equity Beta (Be) * Equity Risk Premium (Rm-Rf)) + Size Premia (Sp).

(3)   Unlevered Beta = Be / (1+(D*(1-Tr) + P) / E).

(4)   WACC= [(Rf +Be * (Rm-Rf) + Sp + Rp) *%E] +[Kd * (1-Tr) * % D] + Ro.
      Assumes pretax cost of debt remains constant.

(5)   Levered Cost of Equity = [Rf + Be * (Rm-Rf) + Sp +Rp)] +Ro.

(6) Any political risk premium (Rp) associated with debt is included in the pretax cost of debt (Kp).

(7)   Risk-Free Rate based on 30-year U.S. Treasury Yield as of 11/7/03.

(8) Source: 2003 Ibbotson Risk Premia Report. Based on the differences of large company total arithmetic mean returns minus long-term bond income returns from 1926-2002.

(9) Cost of equity premia based on equity market capitalization. Micro-cap (within $0.5mm - $64.8mm) =9.2%. Amounts per 2003 Ibbotson Risk Premia Report.



LANE, BERRY & CO.                                                            34
International

                                                                   [SYLVAN LOGO]

CONCLUSION


LANE, BERRY & CO.                                                           35
International

                                                                   [SYLVAN LOGO]

CONCLUSION

AS OF THE DATE HEREOF, LBCI IS PREPARED TO DELIVER ITS FAIRNESS OPINION WITH RESPECT TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE COMMON STOCKHOLDERS.

LANE, BERRY & CO.
International                                                                 36